Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TROPICANA LAS VEGAS HOTEL AND RESORT, INC.

FIRST: The name of this corporation is Tropicana Las Vegas Hotel and Resort, Inc. (hereinafter “this Corporation,” or “the Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1000 West Street, 17th Floor, Wilmington, New Castle County, Delaware, 19801, and the name of its registered agent at such address is YCS&T Services LLC.

THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH: The total number of shares of all classes of stock that this Corporation is authorized to issue is eight million, five hundred thousand, one hundred (8,500,100) shares as follows:

(A)                              five million (5,000,000) shares designated as Class A Common Stock, with penny ($0.01) par value per share (“Class A Common Shares”);

(B)                                three million, five hundred thousand (3,500,000) shares designated as Class B Common Stock, with penny ($0.01) par value per share (“Class B Common Shares,” and together with the Class A Common Shares, “Common Shares”); and

(C)                                one hundred (100) shares designated as Preferred Stock, with penny ($0.01) par value per share (“Preferred Shares”).

To the extent permitted by applicable law, each Class A Common Share shall be convertible into a Class B Common Share, in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events, upon not less than five (5) days’ written notice delivered to the Corporation at its registered office by the holder of such Class A Common Share.

To the extent permitted by applicable law, each Class B Common Share shall be convertible into a Class A Common Share, in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events, upon not less than five (5) days’ written notice delivered to the Corporation at its registered office by the holder of such Class B Common Share; provided, however, that, to the extent that (i) the conversion of any Class B Common Share would result in any individual, entity or association (each, a “Person”) having to be licensed or found suitable under applicable Gaming Laws or such conversion otherwise requires approvals under applicable Gaming Laws and (ii) such Person and/or conversion has not received all licenses and approvals required by the applicable Gaming Laws or been found suitable under the applicable Gaming Laws, the holder of such Class B Common Share shall not be entitled to convert such Class B Common Share.

If the conversion of any Common Share is in connection with the consummation of the initial public offering of the Company’s common stock on a national securities exchange, any subsequent public offering or any sale thereof, the conversion may, at the option of the holder tendering such Common Share for conversion, be conditioned upon the consummation of such initial public offering or subsequent public offering or the closing of such sale of such Common Share with the purchaser in such sale, as applicable, in which event such conversion of such Common Share shall not be deemed to have occurred until immediately prior to the consummation of such initial public offering or subsequent public offering or the closing of such sale, as applicable. With respect to the conversion of a Common Share conditioned upon a sale thereof, the Company shall be provided with reasonable evidence of such closing prior to effecting such conversion.

The Preferred Shares may be issued from time to time in one or more series, each of which series shall have such distinctive designations and number of shares as shall be fixed by the board of directors of the Corporation prior to the issuance of any shares thereof. Each such series of Preferred Shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Shares as may be adopted from time to time by the board of directors of the Corporation prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. Except to the extent otherwise provided in any resolution or resolutions providing for the issue of any series of Preferred Shares, the number of authorized Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Certificate of Incorporation and the rights of each holder of Common Shares and Preferred Shares shall be subject at all times to compliance with all legal requirements pursuant to which the Nevada Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board, possess regulatory, licensing, permit, approval or suitability authority with respect to gambling, gaming or casino activities conducted within Clark County, Nevada, including, specifically, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, the regulations of the Nevada Gaming Commission promulgated thereunder and the Clark County Code, all as amended from time to time (collectively, the “Gaming Laws”).

In all matters submitted to a vote of the stockholders of the Corporation, each holder of Class A Common Shares shall be entitled to one vote, in person or by proxy, for each Class A Common Share standing in such holder’s name on the stock transfer records of the Corporation. To the fullest extent permitted by law, holders of Class B Common Shares shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation.

FIFTH: The name and mailing address of the incorporator is George Lofaso, 885 Third Avenue, New York, New York 10022.

SIXTH: Provisions for the management of the business and for the conduct of the affairs of this Corporation and provisions creating, defining, limiting, and regulating the powers of this Corporation, the directors, and the stockholders are as follows:

(A)                              The majority of the board of directors, excluding vacancies, shall have the power to make, adopt, alter, amend, and repeal the by-laws of this Corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors that shall constitute the whole board of directors of this Corporation, subject to the right of the stockholders to alter, amend, and repeal the by-laws made by the board of directors. The stockholders may from time to time define or limit the right of the board of directors to alter, amend or repeal any by-laws or by-laws made or adopted by the stockholders.

(B)                                Election of directors of this Corporation need not be by written ballot.

(C)                                In addition to the powers and authority hereinbefore or by statute expressly conferred upon it, the board of directors of this Corporation is hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by this Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate of Incorporation as they may be amended, altered, or changed from time to time and to any By-Laws from time to time made by the directors or stockholders; provided, however, that no By-Law so made shall invalidate any prior act of the board of directors that would have been valid if such By-Law had not been made.

(D)                               Whenever this Corporation shall be authorized to issue more than one class of stock, the holders of the stock of any class that is not otherwise entitled to voting power shall not be entitled to vote upon the increase or decrease in the number of authorized shares of such class.

SEVENTH: To the fullest extent permitted by the DGCL, including, without limitation, as provided in Section 102(b)(7) of the DGCL, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended, after the effective date of this Certificate of Incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH: This Corporation elects not to be governed by Section 203 of the DGCL.

TENTH: This Corporation reserves the right to restate this Certificate of Incorporation and to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, and officers are subject to this reserved power.

THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the DGCL and the Acts amendatory thereof and supplemental thereto, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true, and accordingly hereunto has set my hand and seal this 8th day of June 2009.

/s/ George Lofaso
George Lofaso
Incorporator

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION OF

TROPICANA LAS VEGAS HOTEL AND RESORT, INC.

A DELAWARE CORPORATION

Adopted in accordance with the provisions of
Section 241 of the General Corporation Law of the
State of Delaware

FIRST:                                                         The Certificate of Incorporation of Tropicana Las Vegas Hotel and Resort, Inc. (the “Corporation”) was originally filed with the Secretary of State of the State of Delaware on June 8, 2009.

SECOND:                                          The Certificate of Incorporation of the Corporation is hereby amended as follows: by striking out Article 1. thereof as it now exists and inserting in lieu thereof a new Article 1. that reads as follows:

“1.                                 The name of the corporation is Tropicana Las Vegas Hotel and Casino, Inc.”

THIRD:                                                     Such amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of Tropicana Las Vegas Hotel and Resort, Inc. as of the date written below.

Date: June 25, 2009

TROPICANA LAS VEGAS HOTEL AND RESORT, INC.

By:	/s/ Joanne Beckett
Name: Joanne Beckett
Title: Vice President, Secretary and General Counsel

[Certificate of Amendment of Tropicana Las Vegas Hotel and Resorts, Inc. re: Name Change]